Exhibit 99.1

FOR IMMEDIATE RELEASE:

MEDALLION FINANCIAL CORP. REPORTS 2020 THIRD QUARTER RESULTS

NEW YORK, NY – November 2, 2020 – Medallion Financial Corp. (NASDAQ: MFIN, “Medallion” or the “Company”), a finance company that originates and services loans in various consumer and commercial niche industries, announced today its 2020 third quarter results.

2020 Third Quarter Highlights

•	Net loss was $23.6 million, or $0.97 per share, compared to net income of $5.0 million, or $0.20 per share, in the prior year quarter.

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The medallion segment lost nearly $36 million in the quarter, as the portfolio was deemed to be impaired as a result of the impact of COVID-19 on our borrowers. Additionally, all loans have been placed on nonaccrual status and adjusted down to collateral value.

•	The Company’s net medallion loan portfolio, exclusive of loan collateral in the process of foreclosure, is now $33.5 million at the end of the third quarter compared to $112.0 million a year ago.

•	Provision for loan losses was $39.7 million, compared to $8.3 million in 2019.

•	Net interest income was $29.1 million in the quarter, primarily reflecting the contribution of the consumer lending segments, a 15% increase from $25.4 million in the 2019 quarter.

•	Net interest margin was 8.72% in the quarter, compared to 8.71% a year ago.

•	Net income from the Company’s consumer and commercial lending segments increased 41% to a record $14.1 million in the quarter, compared to $10.0 million in the 2019 quarter.

•	The recreation and home improvement net loan portfolios grew 12% and 36% from September 30, 2019.

•	Medallion Bank’s Tier 1 leverage ratio at quarter-end was 15.47%.

•	Total assets were $1.6 billion as of September 30, 2020.

Alvin Murstein, Chairman and CEO of Medallion, stated, “The Company took the necessary steps to effectively put the taxi medallion loan portfolio behind us. We continue to focus on our collection and recovery efforts, while closely monitoring values and any legislative proposals that would finally support the industry. While there can be no assurance that our efforts will continue, we in fact, subsequent to quarter end, received a $3.8 million payment from a large medallion borrower which will reduce their corresponding loan reserves. The results of this payment will be reflected in the fourth quarter results.”

Andrew Murstein, President continued, “The momentum we saw in the second quarter in our consumer lending segments continued into the third quarter as demand for recreation and home improvement loans remained robust. Medallion Bank stayed the course with tightened underwriting criteria in a rather unpredictable economic environment while still allowing our consumer portfolio to grow substantially. As a result, FICO scores at origination on our marine and recreational vehicle loans in the third quarter increased and were just below 700 while home improvement continued to stay above 750. If we did not raise our credit standards, we believe our growth would have been stronger over the last two quarters. Consumer payment deferrals from the second quarter were largely resolved in the third quarter, resulting in our consumer lending segments recording $13.8 million of net income. This was the most we have ever earned in a single quarter in the consumer segments. Medallion Bank remains well-positioned to continue to grow and meet the increased demand.”

Larry Hall, Medallion’s CFO, stated, “The COVID-19 pandemic continued to have an impact on the New York City taxi industry. As a result, we deemed all medallion loans as impaired, placed them on non-accrual, and lowered our collateral value from $119,500 net to $90,300 net in New York City, leading to a substantial increase in specific reserves. Recoveries will remain unpredictable for the foreseeable future. We are hopeful that any future losses incurred by collateral values being lowered will be manageable, and have a minimal impact on future results of operations. Despite the significant medallion losses, the Bank’s Tier 1 leverage ratio remained above 15%, with the Bank having over $207 million in capital at quarter-end.”

Consumer Lending Segments

The Company’s net consumer lending portfolio was $1.09 billion as of September 30, 2020, compared to $940.0 million at December 31, 2019 and $919.0 million at September 30, 2019. Net interest income for the 2020 third quarter was $31.0 million, compared to $26.4 million in the 2019 second quarter, a 17% increase. The average interest rate on the portfolio was 13.87% at September 30, 2020, compared to 14.67% a year ago. Consumer loan delinquencies 90 days or more past due were $4.2 million, or 0.38 % of total gross loans as of September 30, 2020, compared to $4.7 million, or 0.51%, a year ago. Consumer loans still in a state of deferral were $5.6 million, or 0.5% of total gross loans as of September 30, 2020, compared to $35.1 million, or 3.3% of total gross loans as of June 30, 2020.

Commercial Lending Segment

The Company’s net commercial lending portfolio was $68.0 million as of September 30, 2020, compared to $66.4 million at December 31, 2019 and $64.6 million at September 30, 2019. The average interest rate on the portfolio was 13.42%, compared to 13.72% a year ago. Net income for the third quarter was $0.312 million, compared to $0.986 million in the prior year period. The commercial portfolio remains stable and continues to be well-diversified across industries and geographies.

Medallion Lending Segment

The Company’s net medallion lending portfolio, exclusive of loan collateral in the process of foreclosure, was $33.5 million as of September 30, 2020, compared to $105.0 million at December 31, 2019 and $112.0 million at September 30, 2019. The average interest rate on the medallion loan portfolio was 4.19%, compared to 4.25% a year ago.

When including loans in the process of foreclosure and owned Chicago medallion assets, total medallion exposure comprised 5% of our total assets as of September 30, 2020, compared to 10% at December 31, 2019 and 11% at September 30, 2019.

Conference Call Information

The Company will be hosting a conference call to discuss the third quarter financial results on Monday, November 2, 2020, at 9:00 a.m. Eastern time.

The dial-in number for the conference call is (877) 407-0789 (toll-free) or (201) 689-8562 (direct). Please dial the number 10 minutes prior to the scheduled start time. A live webcast of the conference call will also be available on Medallion’s website at http://www.medallion.com/investors.html.

A replay will be available following the end of the call through Monday, November 9, 2020, by telephone at (844) 512-2921 (toll-free) or (412) 317-6671 (direct), passcode 13712483. A webcast replay of the call will be available at http://www.medallion.com/investors.html until the next quarter’s results are announced.

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About Medallion Financial Corp.

Medallion Financial Corp. is a finance company that originates and services loans in various industries, and its wholly-owned subsidiary, Medallion Bank, also originates and services consumer loans. Medallion Financial Corp. has lent more than $9 billion since its initial public offering in 1996.

Please note that this press release contains forward-looking statements that involve risks and uncertainties relating to business performance, cash flow, net interest income and expenses, other expenses, earnings, and growth. These statements are often, but not always, made through the use of words or phrases such as “will” and “continue” or the negative version of those words or other comparable words or phrases of a future or forward-looking nature. These statements relate to future public announcements of our earnings, expectations regarding medallion loan portfolio, the potential for future asset growth and market share opportunities. Medallion’s actual results may differ significantly from the results discussed in such forward-looking statements. For example, statements about the effects of the COVID-19 pandemic on Medallion’s business, operations, financial performance and prospects constitute forward-looking statements and are subject to the risk that the actual impacts may differ, possibly materially, from what is reflected in those forward-looking statements due to factors and future developments that are uncertain, unpredictable and in many cases beyond Medallion’s control, including the scope and duration of the pandemic, actions taken by governmental authorities in response to the pandemic, and the direct and indirect impact of the pandemic on Medallion, its customers and third parties. In addition to risks related to the ongoing COVID-19 pandemic, for a description of certain risks to which Medallion is or may be subject, please refer to the factors discussed under the heading “Risk Factors” in Medallion’s 2019 Annual Report on Form 10-K and Form 10-Q for the quarter ended June 30, 2020.

Company Contact:

Alex E. Arzeno

Investor Relations

212-328-2168

InvestorRelations@medallion.com

MEDALLION FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	For the Three Months Ended September 30,
(Dollars in thousands, except share and per share data)	2020	2019
Total interest income	$37,440	$34,640
Total interest expense	8,384	9,225

Net interest income	29,056	25,415
Provision for loan losses	39,749	8,337

Net interest income (loss) after provision for loan losses	(10,693)	17,078

Other income (loss)
Sponsorship and race winnings	8,962	7,940
Writedown of loan collateral in process of foreclosure	(8,559)	(113)
Other income	557	1,047

Total other income	960	8,874

Other expenses
Salaries and employee benefits	7,081	6,795
Race team related expenses	2,636	2,663
Loan servicing fees	1,729	1,364
Professional fees	1,651	2,277
Collection costs	1,516	1,698
Other expenses	4,068	3,555

Total other expenses	18,681	18,352

Income (loss) before income taxes	(28,414)	7,600
Income tax (provision) benefit	8,381	(165)

Net income (loss) after taxes	(20,033)	7,435
Less: income attributable to the non-controlling interest	3,597	2,460

Total net income (loss) attributable to Medallion Financial Corp.	$(23,630)	$4,975

Net income (loss) per share	$(0.97)	$0.20
Weighted average common shares outstanding
Basic	24,461,488	24,361,680
Diluted	24,461,488	24,607,167

MEDALLION FINANCIAL CORP.

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(Dollars in thousands, except share and per share data)	September 30, 2020	December 31, 2019
Assets
Cash, cash equivalents and federal funds sold	$49,731	$67,821
Equity investments and investment securities	56,275	59,077
Loans	1,281,054	1,160,855
Allowance for loan losses	(90,510)	(46,093)

Net loans receivable	1,190,544	1,114,762

Loan collateral in process of foreclosure	48,742	52,711
Goodwill and intangible assets	202,255	203,339
Deferred tax assets	1,648	—
Other assets	55,080	43,957

Total assets	$1,604,275	$1,541,667

Liabilities
Accounts payable, accrued expenses, and accrued interest payable	$29,519	$20,632
Deposits	1,057,499	951,651
Short-term borrowings	87,696	38,223
Deferred tax liabilities	—	9,341
Operating lease liabilities	11,159	12,738
Long-term debt	121,195	174,614

Total liabilities	1,307,068	1,207,199

Commitments and contingencies.

Total stockholders’ equity	224,467	263,148

Non-controlling interests in consolidated subsidiaries	72,740	71,320

Total equity	297,207	334,468

Total liabilities and equity	$1,604,275	$1,541,667

Number of shares outstanding	24,814,103	24,646,559
Book value per share	$9.05	$10.68

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